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As filed with the Securities and Exchange Commission on December 9, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CHIRON CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	94-2754624 (IRS Employer Identification No.)
4560 Horton Street Emeryville, California 94608 (Address of principal executive offices) (Zip Code)

CHIRON CORPORATION SUPPLEMENTAL RETIREMENT PLAN
CHIRON CORPORATION SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(Full title of the Plan(s))

Ursula B. Bartels, Esq.
Vice President and General Counsel
Chiron Corporation
4560 Horton Street, Emeryville, California 94608
(Name and address of agent for service)

(510) 655-8730
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Chiron Corporation Supplemental Retirement Plan Deferred Compensation Obligations	$25,000,000	100%	$25,000,000	$3,167.50

Chiron Corporation Supplemental Executive Retirement Plan Deferred Compensation Obligations	$10,400,000	100%	$10,400,000	$1,317.68

(1)
Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended.

PART II
Information Required in the Registration Statement

Item 3.    Incorporation of Documents by Reference

        Chiron Corporation (the "Registrant") hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the "Commission"):

  (a)
  The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 filed with the Securities and Exchange Commission (the "Commission") on March 3, 2004, pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

  (b)
  All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by its Annual Report referred to in (a) above including:

(i) Quarterly Reports on Form 10-Q
Quarterly period ended March 31, 2004, filed with the Commission on April 30, 2004; Quarterly period ended June 30, 2004, filed with the Commission on August 9, 2004; Quarterly period ended September 30, 2004, filed with the Commission on November 2, 2004
(ii) Current Reports on Form 8-K
Filed with the Commission on January 9, 2004, May 14, 2004, May 18, 2004, June 15, 2004, June 17, 2004, July 27, 2004, August 27, 2004, September 10, 2004 (two filings), September 13, 2004, October 5, 2004, October 12, 2004, October 13, 2004, October 18, 2004, November 5, 2004, December 8, 2004, and December 9, 2004
  (c)
  The Registrant's Registration Statement (No. 000-12798) on Form 8-A filed with the Commission on August 28, 1984 in which there is described the terms, rights and provisions applicable to the Registrant's outstanding Common Stock.

        All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K under the Exchange Act shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities

        Supplemental Retirement Plan.    The deferred compensation obligations being registered herein under the Registrant's Supplemental Retirement Plan (the "SRP") represent obligations of the Registrant to pay SRP participants certain compensation amounts that the participants have elected to defer and amounts that have been credited to a participant's account under the SRP. The SRP is a non-qualified deferred compensation program under the Internal Revenue Code which is designed to operate in conjunction with the Registrant's 401(k) Plan (the "Qualified Plan").

        The SRP is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation benefits for a select group of management or highly compensated employees of the Registrant. The SRP is intended to allow such individuals to defer the payment of current compensation to future years for tax and financial planning purposes. The amount of compensation to be deferred by each participant is determined in accordance with the terms of the SRP based on elections by the participant. The Registrant will make matching contributions with respect to the deferred compensation in accordance with the terms of the SRP. In addition, amounts earned pursuant to any special compensation arrangement entered into between the participant and the Registrant for the payment of non-qualified deferred compensation may be credited to such participant's account under the SRP.

        The Registrant will establish on its books and records a special account for each individual for whom compensation is deferred or to whom a benefit is allocated under the SRP. However, the Registrant's obligation to pay the balance credited to such account will at all times be an unfunded and unsecured obligation. The Registrant will be under no obligation to establish any trust, escrow arrangement or other fiduciary relationship for the purpose of segregating funds for the payment of the account balances maintained under the SRP. Although the Registrant will establish a so-called "rabbi trust" with a bank or other financial institution in order to accumulate a reserve for satisfying its liabilities under the SRP, no participant will have any beneficial interest in those trust assets, and the assets will be available for the satisfaction of creditor claims in the event of the Registrant's insolvency or bankruptcy. The deferred compensation obligations are not convertible into another security of the Registrant.

        The balance credited to each participant's account under the SRP will be credited with earnings periodically based on the rate of return on one or more investment alternatives selected by the Registrant, or (to the extent permitted by the Registrant) the participant. A participant may change his or her investment options from time to time as set forth in the SRP. The participant will at all times generally be vested in his or her account balance. However, the participant will vest in that portion of his or her account balance attributable to any special deferred compensation arrangement in accordance with the vesting schedule in effect under such arrangement.

        The account balance will become payable in cash, based on the participant's election (made at the time of the deferral election), upon the earlier of (i) the participant's cessation of service with the Registrant (or, if so elected by the participant, 12 months following such cessation of service), in a lump sum or a series of installments or (ii) prior to the participant's cessation of service on a date specified by the participant in accordance with the terms of the SRP. The account balance may be distributed upon the occurrence of severe financial hardship for which the participant does not have any other available resources as determined under the SRP. In the event of the participant's death, the account balance will be paid to the participant's beneficiary in a lump sum. Accrued benefits may not otherwise be assigned or alienated.

        The SRP may be amended or terminated at any time. Except for such modifications, limitations or reductions as may otherwise be required to avoid current income taxation or other adverse tax consequences to the SRP participants resulting from recent or future changes to the tax laws and regulations applicable to the SRP, no such plan amendment or termination will adversely affect the rights and obligations under the SRP with respect to amounts already credited to participants' accounts.

        Supplemental Executive Retirement Plan.    The deferred compensation obligations being registered herein under the Registrant's Supplemental Executive Retirement Plan (the "SERP") represent obligations of the Registrant to pay SERP participants certain compensation amounts that the participants have elected to defer and amounts that have been credited to a participant's account under the SERP. The SERP is a non-qualified deferred compensation program under the Internal Revenue Code which is designed to operate in conjunction with the Registrant's Qualified Plan.

        The SERP is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation benefits for a select group of management or highly compensated employees of the Registrant. The SERP is comprised of three separate programs:

        Supplemental Salary Deferral Program. Under this program each selected participant has the right, by prior irrevocable election, to defer up to twenty-five percent (25%) of his or her compensation for each calendar year for which the election is in effect, less the maximum dollar amount which may be contributed on the participant's behalf to the Qualified Plan for that year in compliance with the applicable limitations of Internal Revenue Code Sections 401(a)(17), 402(g)(1) and/or 415. The participant may also make additional deferrals of his or her annual bonus to the SERP.

        Supplemental Matching Contribution Program. This program supplements the matching contribution allocated to the participant's account each year under the Qualified Plan by providing such individual with the additional level of matching contribution which would have otherwise been allocated to his or her Qualified Plan account had that allocation not been reduced by reason of the compensation limitation imposed under Internal Revenue Code Sections 401(a)(17), 402(g) and/or 415.

        Supplemental Retirement Contribution Program. This program supplements the retirement contribution allocated to certain participant's account each year under the Qualified Plan by providing such individual with the additional level of retirement contribution which would have otherwise been allocated to his or her account under the Qualified Plan had that allocation not been reduced by reason of the compensation limitation imposed under Internal Revenue Code Sections 401(a)(17) and/or 415.

        In addition, amounts earned pursuant to any special compensation arrangement entered into between the participant and the Registrant for the payment of non-qualified deferred compensation may be credited to such participant's account under the SERP.

        The Registrant has established on its books and records a special account for each individual for whom compensation is deferred or to whom a benefit is allocated under the SERP. However, the Registrant's obligation to pay the balance credited to such account will at all times be an unfunded and unsecured obligation. The Registration will be under no obligation to establish any trust, escrow arrangement or other fiduciary relationship for the purpose of segregating funds for the payment of the account balances maintained under the SERP. Although the Registration has established a so-called "rabbi trust" with The Northern Trust Company in order to accumulate a reserve for satisfying its liabilities under the SERP, no participant will have any beneficial interest in those trust assets, and the assets will be available for the satisfaction of creditor claims in the event of the Registrant's insolvency or bankruptcy.

        The balance credited to each participant's account under the SERP is credited with interest at the end of each calendar quarter. The interest rate used will be based on the Moody's Corporate Bond Yield Average. The participant will at all times be vested in his or her account balance to the same extent he or she is vested in the corresponding account balance maintained for such individual under the Qualified Plan.

        The account balance will become payable in cash, at the participant's election either (i) in a lump sum following the participant's termination of employment with the Registrant or (ii) in a series of annual installments, provided the participant has reached age fifty-five (55) and has been employed by the Registrant for a period of at least ten (10) years. The account balance may be distributed prior to the participant's termination of employment upon (i) a date specified by the participant in accordance with the terms of the SERP, (ii) the occurrence of an immediate and heavy financial hardship for which the participant does not have any other available resources or (iii) the forfeiture by the participant of ten percent (10%) of his or her vested account balance. In the event of the participant's death, the account balance will be paid to the participant's beneficiary in a lump sum. Accrued benefits may not otherwise be assigned or alienated.

        The SERP may be amended or terminated at any time, but no such plan amendment or termination will adversely affect the benefits which the participants have accrued to date under the SERP; provided that the Registrant may make a current distribution of each participant's account upon SERP termination.

Item 5.    Interests of Named Experts and Counsel

        Ursula B. Bartels, who has provided an opinion to the Registrant on the validity of the securities being registered which is Exhibit 5 to this registration statement, is Vice President and General Counsel of the Registrant.

Item 6.    Indemnification of Directors and Officers

        Section 145 of the General Corporation Law of the State of Delaware and the Bylaws of the Registrant contain certain provisions covering indemnification of corporate directors, officers and employees under certain conditions and subject to certain limitations.

        In addition, the Registrant has entered into supplemental indemnification agreements with its directors which broaden the scope of indemnity beyond that expressly provided by the Bylaws or the Delaware General Corporation Law. These supplemental contracts are permissible under the General Corporation Law and have been approved by the Registrant's stockholders. Accordingly, the indemnification agreements with directors will (i) confirm the present indemnity provided to them by the Registrant's Bylaws and give them assurance that this indemnity will continue to be provided despite future changes in the Bylaws, and (ii) provide that, in addition, the directors shall be indemnified to the fullest possible extent permitted by law against all expenses (including attorneys' fees), judgments, fines and settlement amounts, incurred or paid by them in any action or proceeding, including any action by or in the right of the Registrant, on account of their service as a director or officer of the Registrant, or as a director or officer of any subsidiary of the Registrant, or as a director, officer, or similar official of any other company or enterprise when they are serving in such capacities at the request of the Registrant. The indemnification agreements further provide that expenses incurred by a director in such cases shall be paid in advance, subject to the director's obligation to reimburse the Registrant in the event it ultimately determines that the director is not entitled to be indemnified for such expenses under any of the provisions of the indemnification agreement. However, no indemnity will be provided to any director under the agreements as described in clause (ii) of the third sentence of this paragraph on account of conduct which is finally adjudged to be knowingly fraudulent, deliberately dishonest or to constitute willful misconduct. In addition, no indemnification will be provided if a final court adjudication shall determine that such indemnification is not lawful, or in respect to any suit in which judgment is rendered against a director for an accounting of profits made from a purchase or sale of securities of the Registrant in violation of Section 16(b) of the Exchange Act, as amended, or of any similar statutory provision, or on account of any remuneration paid to a director which is finally adjudged to have been paid in violation of law. The indemnification agreements also contain provisions designed to protect the Registrant from unreasonable settlements or redundant legal expenditures.

        The Registrant maintains liability insurance for each of its directors and officers which provides for coverage for certain liabilities for which indemnification by the Registrant may not be permissible under applicable law and public policy, including liabilities under the Securities Act of 1933, as amended (the "1933 Act").

Item 7.    Exemption from Registration Claimed

        Not applicable.

Item 8.    Exhibits

Exhibit Number	Exhibit
4.1	Instruments Defining the Rights of Security Holders: Chiron Corporation Supplemental Retirement Plan.
4.2
Instruments Defining the Rights of Security Holders: Chiron Corporation Supplemental Executive Retirement Plan, incorporated herein by reference to Exhibit 4 to Registrant's Form S-8 filed with the Commission on December 17, 1997.
5	Opinion and consent of Ursula B. Bartels.
23.1	Consent of Ernst & Young LLP, Independent Auditors.
23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm.
23.3	Consent of Ursula B. Bartels is contained in Exhibit 5.
24	Power of Attorney. Reference is made to page II-7 of this Registration Statement.

Item 9.    Undertakings

        A.    The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement; (2) that, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Registrant's Supplemental Retirement Plan or Supplemental Executive Retirement Plan.

        B.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C.    Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Emeryville, state of California, on the 9th day of December, 2004.

CHIRON CORPORATION
By:	/s/ HOWARD H. PIEN Howard H. Pien President and Chief Executive Officer; Chairman of the Board

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

        That the undersigned officers and directors of Chiron Corporation, a Delaware corporation, do hereby constitute and appoint Howard H. Pien and David V. Smith, and each of them, the lawful attorney and agent or attorneys and agents, with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this registration statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this registration statement, to any and all amendments, both pre-effective and post-effective, and supplements thereto, and to any and all instruments or documents filed as part of or in conjunction with this registration statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any one of them shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

        IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated opposite his or her name.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ HOWARD H. PIEN Howard H. Pien	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	December 9, 2004
/s/ DAVID V. SMITH David V. Smith	Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)	December 9, 2004

/s/ RAYMUND BREU Raymund Breu	Director	December 9, 2004
/s/ VAUGHN D. BRYSON Vaughn D. Bryson	Director	December 9, 2004
/s/ LEWIS W. COLEMAN Lewis W. Coleman	Director	December 9, 2004
/s/ PIERRE E. DOUAZE Pierre E. Douaze	Director	December 9, 2004
/s/ J. RICHARD FREDERICKS J. Richard Fredericks	Director	December 9, 2004
/s/ PAUL L. HERRLING Paul L. Herrling	Director	December 9, 2004
/s/ DENISE M. O'LEARY Denise M. O'Leary	Director	December 9, 2004
/s/ EDWARD E. PENHOET Edward E. Penhoet	Director	December 9, 2004
/s/ PIETER J. STRIJKERT Pieter J. Strijkert	Director	December 9, 2004

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.

EXHIBITS

TO

FORM S-8

UNDER

SECURITIES ACT OF 1933

         CHIRON CORPORATION

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1	Instruments Defining the Rights of Security Holders: Chiron Corporation Supplemental Retirement Plan.
4.2
Instruments Defining the Rights of Security Holders: Chiron Corporation Supplemental Executive Retirement Plan, incorporated herein by reference to Exhibit 4 to Registrant's Form S-8 filed with the Commission on December 17, 1997.
5	Opinion and consent of Ursula B. Bartels.
23.1	Consent of Ernst & Young LLP, Independent Auditors.
23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm.
23.3	Consent of Ursula B. Bartels is contained in Exhibit 5.
24	Power of Attorney. Reference is made to page II-7 of this Registration Statement.

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PART II Information Required in the Registration Statement
  Item 3. Incorporation of Documents by Reference
  Item 4. Description of Securities
  Item 5. Interests of Named Experts and Counsel
  Item 6. Indemnification of Directors and Officers
  Item 7. Exemption from Registration Claimed
  Item 8. Exhibits
  Item 9. Undertakings
SIGNATURES
POWER OF ATTORNEY
EXHIBITS TO FORM S-8 UNDER SECURITIES ACT OF 1933
EXHIBIT INDEX